UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2011

RICHARDSON ELECTRONICS, LTD.

(Exact name of registrant as specified in charter)

Delaware	0-12906	36-2096643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois		60147-0393
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (630) 208-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously reported, on October 1, 2010, Richardson Electronics, Ltd., a Delaware corporation (the “Company”), certain subsidiaries of the Company (collectively with the Company, the “Sellers”), and Arrow Electronics, Inc., a New York corporation (“Arrow”) entered into an Acquisition Agreement (the “Acquisition Agreement”). Pursuant to the Acquisition Agreement, Arrow agreed to acquire all of the assets primarily used or held for use in, and certain liabilities of, the Company’s RF, Wireless & Power Division (“RFPD”), as well as certain other Company assets, including its information technology assets (the “Transaction”). On March 1, 2011, the Company and Arrow closed the Transaction. The total consideration paid by Arrow at the closing of the Transaction was $238.8 million which included an estimated pre-closing working capital adjustment. The final purchase price is subject to a post-closing working capital adjustment.

Item 8.01 Other Events.

On March 1, 2011, the Company issued a press release announcing the closing of the Transaction. A copy of the press release is furnished with this report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(b)	Pro Forma Financial Information.

The following pro forma financial statements giving effect to the disposition of RFPD pursuant to the Agreement are attached hereto as Exhibit 99.2 and incorporated by reference herein:

(i)	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of November 27, 2010
(ii)	Unaudited Pro Forma Condensed Consolidated Income Statement for the fiscal year ended May 29, 2010

(d)	Exhibits

99.1	Press Release regarding the closing of the sale of RFPD, dated March 1, 2011.

99.2	Unaudited Pro Forma Condensed Consolidated Financial Statements for Richardson Electronics, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHARDSON ELECTRONICS, LTD.

Date: March 7, 2011	By:	/s/ Kathleen S. Dvorak
	Name:	Kathleen S. Dvorak
	Title:	Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release regarding the closing of the sale of RFPD, dated March 1, 2011.

99.2	Unaudited Pro Forma Condensed Consolidated Financial Information for Richardson Electronics, Ltd.